Exhibit 99.1

Federated's Same-Store Sales Up 7.7% in October

CINCINNATI--(BUSINESS WIRE)--Nov. 2, 2006--Federated Department Stores, Inc. (NYSE:FD)(NYSE Arca:FD) today reported total sales of $1.863 billion for the four weeks ended Oct. 28, 2006, a decrease of 7.9 percent compared to total sales of $2.023 billion in the same period last year. Total sales declined from October 2005 to October 2006, impacted by the closing of 78 duplicative store locations over the past year. On a same-store basis, Federated's sales for October were up 7.7 percent. This exceeds the company's guidance for a same-store sales increase of 5 percent to 7 percent in October.

For the third quarter of 2006, the company's total sales were $5.888 billion, an increase of 6.0 percent compared to total sales of $5.555 billion in the same 13-week period last year. On a same-store basis, Federated's third-quarter sales were up 5.9 percent. The company's third quarter guidance was for total sales of between $5.9 billion and $6.1 billion, and for a same-store sales increase of between 3 percent and 5 percent.

For the year to date, Federated's sales totaled $17.813 billion, up 39.0 percent from total sales of $12.819 billion in the first 39 weeks of 2005. On a same-store basis, Federated's year-to-date sales were up 3.5 percent.

"Sales in October remained strong in legacy Macy's and Bloomingdale's stores, while former May Company locations continued to lag. Bloomingdale's successfully opened its new West Coast flagship in downtown San Francisco just prior to the beginning of the month," said Terry J. Lundgren, Federated's chairman, president and chief executive officer. "We believe we have outstanding assortments in place for the holiday season, backed by a distinctive marketing campaign that will highlight the nationwide appeal of Macy's as a store for gifts."

Federated expects same-store sales to increase by 3 percent to 5 percent in November, as well as in the fourth quarter as a whole. The company continues to expect total fourth quarter sales of $9.1 billion to $9.4 billion.

Federated's same-store sales include only legacy Macy's and Bloomingdale's locations (those operating as Macy's or Bloomingdale's prior to September 2006). Federated's total sales for October 2006 and October 2005 include the May Company acquisition, which was completed Aug. 30, 2005. For the third quarter and year-to-date, former May Company locations are included in total sales for the entire periods in 2006 but only after Aug. 30 for these periods in 2005. Excluded from sales in 2006 and 2005 were the Lord & Taylor and Bridal Group divisions, which are being divested by the company and therefore are being treated as discontinued operations.

Federated is scheduled to report its second quarter earnings on Wednesday, Nov. 8, and will webcast a call with financial analysts that day at 10:30 a.m. (ET). The webcast is accessible to the media and general public either via the company's Web site at www.fds.com or by calling in on 1-800-946-0782 and using passcode 9007436.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be about $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, or the risk the company will not be able to divest the assets that it intends to divest or that the amounts realized in connection with the divestitures are less than anticipated, and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Federated today also issued a separate news release on a debt tender offer. Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)

CONTACT: Federated Department Stores, Inc.
          Media - Jim Sluzewski, 513-579-7764
          Investor - Susan Robinson, 513-579-7780

SOURCE: Federated Department Stores, Inc.